Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder,

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

R. Gary Armbrister,

Chief Accounting Officer

Phone: (276) 632-2133

For immediate release: June 27, 2003

Hooker Furniture Reports Correction To Second Quarter Earnings

Martinsville, Va.: Hooker Furniture (Nasdaq-SCM: HOFT) today announced that it understated net income for its second quarter ended May 31, 2003 by approximately $155,000, or $.03 per share, in its release dated June 20, 2003. The correction reflects an overstatement of the Company’s interest expense for the quarter of approximately $250,000. Net income for the quarter as corrected is $2.6 million, or $0.45 per share. Net income for the first six months of fiscal 2003 as corrected is $7.6 million, or $1.33 per share.

Ranked among the nation’s top 15 public furniture manufacturers in sales, Hooker Furniture is a 79-year old producer and importer of wall and entertainment systems, home office, occasional, dining, bedroom and upholstered leather furniture with approximately 2220 employees. The Company has 10 manufacturing facilities, a distribution center and a warehouse located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, Kernersville, Maiden, and Woodleaf, N.C. and Martinsville and Roanoke, VA. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed on June 26, 2003 at $27.30 per share. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.

-Revised Tables Follow-

-MORE-

TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2003	2002	2003	2002
Net sales	$80,115	$62,253	$154,590	$123,182

Cost of sales	59,473	46,231	113,426	91,760

Gross profit	20,642	16,022	41,164	31,422

Selling and administrative expenses	14,401	10,690	26,422	20,538

Restructuring and related asset impairment charge (1)	1,470		1,470

Operating income	4,771	5,332	13,272	10,884

Other income, net	86	140	276	308

Interest expense	671	502	1,314	1,014

Income before taxes	4,186	4,970	12,234	10,178

Income taxes	1,591	1,887	4,648	3,866

Net income	$2,595	$3,083	$7,586	$6,312

Earnings per share:

Basic and diluted	$.45	$.55	$1.33	$1.12

Weighted average shares outstanding	5,750	5,636	5,724	5,628

(1)	In May 2003, the Company recorded one-time pretax charge of $1.5 million ($911,000 after tax, or $0.16 per share) for severance and related asset impairment in anticipation of the August 2003 closing of its Kernersville, NC facility, affecting approximately 270 employees.

-MORE-

TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 31, 2003(2)	May 31, 2002	November 30, 2002

Assets

Current assets

Cash and cash equivalents	$3,211	$19,076	$2,316

Trade receivables less allowances of $792, $674, and $800	36,966	27,928	33,771

Inventories	60,382	29,948	54,959

Prepaid expenses and other	2,566	3,738	2,225

Total current assets	103,125	80,690	93,271

Property, plant, and equipment, net	56,529	49,256	49,577

Assets held for sale (3)	740

Intangibles and other assets	16,042	5,941	7,033

Total assets	$176,436	$135,887	$149,881

Liabilities and Shareholders’ Equity

Current liabilities

Trade accounts payable	$3,800	$3,326	$5,427

Accrued salaries, wages, and benefits	6,730	5,404	6,022

Accrued income taxes			3,169

Other accrued expenses	3,089	4,505	4,372

Current maturities of long-term debt	6,800	2,794	2,905

Total current liabilities	20,419	16,029	21,895

Long-term debt, less current maturities	43,419	22,797	21,798

Other long-term liabilities	4,882	4,056	5,144

Total liabilities	68,720	42,882	48,837

Common stock held by ESOP (4)		9,961

Shareholders’ equity	107,716	83,044	101,044

Total liabilities and shareholders’ equity	$176,436	$135,887	$149,881

(2)	In January 2003, the Company completed its acquisition of substantially all of the assets of Cherryville, N.C.-based leather seating specialist Bradington-Young, LLC. The Company acquired those assets for an aggregate consideration of $26.7 million less approximately $4.1 million in assumed debt. The consolidated balance sheet as of May 31, 2003 includes those assets and liabilities.

(3)	In connection with the closing of its Kernersville, NC plant, the Company has reclassified the facility’s real property to “assets held for sale”. The carrying value of these assets approximates fair value less estimated selling expenses.

(4)	In June 2002, Hooker Furniture common stock began trading on the Nasdaq SmallCap Market under the symbol HOFT. As a result, the Company is no longer obligated to repurchase shares distributed to participants in the Company’s ESOP. Consequently, amounts representing shares that were previously subject to the repurchase obligation and reflected in the Company’s balance sheets as “common stock held by ESOP” have been reclassified to “shareholders’ equity”.

-MORE-

TABLE III

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	May 31, 2003	May 31 2002

Cash flows from operating activities

Cash received from customers.	$157,231	$124,878

Cash paid to suppliers and employees	(139,891)	(104,508)

Income taxes paid, net	(7,965)	(2,656)

Interest paid, net	(1,135)	(843)

Net cash provided by operating activities	8,240	16,871

Cash flows from investing activities

Purchase of property, plant, and equipment, net of disposals	(2,451)	(3,121)

Acquisition of Bradington-Young, net of cash acquired	(22,140)

Sale of property		17

Net cash used in investing activities	(24,591)	(3,104)

Cash flows from financing activities

Proceeds from long-term debt	76,319

Payments on long-term debt (including $4.1 million assumed in the acquisition)	(54,876)	(1,320)

Payment to terminate interest rate swap agreement	(3,001)

Cash dividends paid	(1,196)	(752)

Purchase and retirement of common stock		(545)

Net cash provided by (used in) financing activities	17,246	(2,617)

Net increase in cash	895	11,150

Cash and cash equivalents at beginning of year	2,316	7,926

Cash and cash equivalents at end of period	$3,211	$19,076

Reconciliation of net income to net cash provided by operating activities

Net income	$7,586	$6,312

Depreciation and amortization	4,221	3,805

Non-cash ESOP cost	1,182	696

Restructuring and related asset impairment charge	1,470

Loss (gain) on disposal of property	5	(5)

Changes in assets and liabilities, net of effects of acquisition:

Trade receivables	2,367	1,502

Inventories	701	3,574

Income tax recoverable	(148)	1,262

Prepaid expenses and other assets	(1,013)	(1,076)

Trade accounts payable	(3,593)	(762)

Accrued salaries, wages, and benefits	(1,290)	615

Accrued income taxes	(3,169)

Other accrued expenses	(2,768)	1,384

Other long-term liabilities	2,689	(436)

Net cash provided by operating activities	$8,240	$16,871